Exhibit 99.1

For Immediate Release

Contact:

Mike Avallone, CFO

(617) 497-2070 (x3013)

or Lisa Gordon, VP of Business Development

Advanced Magnetics, Inc.

(617) 497-2070 (x3024)

ADVANCED MAGNETICS, INC. REPORTS RESULTS FOR THE SECOND FISCAL
QUARTER AND SIX MONTHS ENDED MARCH 31, 2005

Cambridge, MA (April 19, 2005) — Advanced Magnetics, Inc. (AMEX:AVM) today announced operating results and revenues for the second fiscal quarter and six-month period ended March 31, 2005.  Revenues for the quarter were $612,491 as compared to revenues of $766,530 for the same period in fiscal 2004.  The company recorded a net loss of ($3,335,835) or ($0.42) per share compared to a net loss of ($566,001) or ($0.07) per share for the same period in fiscal 2004. Revenues for the six-month period ended March 31, 2005 were $1,634,755 as compared to revenues of $1,398,494 for the same period in fiscal 2004.  The company recorded a net loss of ($5,884,947) or ($0.73) per share in the six-month period ended March 31, 2005 compared to a net loss of ($1,506,701) or ($0.19) per share for the same period in fiscal 2004. The increase in the loss in both the quarter and the six-month period ended March 31, 2005, as compared to the same respective periods in fiscal 2004, resulted primarily from an increase in research and development expenses.  Cash, cash equivalents, and short-term investments, the latter consisting entirely of U.S. Treasury Notes, totaled approximately $13.3 million at March 31, 2005.

“We continue to work toward our corporate goals,” stated Jerome Goldstein, Chairman, President and CEO of Advanced Magnetics.  “We have formally requested a meeting with the U.S. Food and Drug Administration (FDA) to discuss next steps in the regulatory process for Combidex® and we continue to move forward our clinical development program for ferumoxytol in iron replacement therapy.”

In March, Advanced Magnetics received an approvable letter from the FDA regarding Combidex, its investigational functional molecular imaging agent.  Combidex (ferumoxtran-10) consists of iron oxide nanoparticles for use in conjunction with magnetic resonance imaging (MRI) to aid in the differentiation of cancerous from normal lymph nodes.

Phase III clinical trials for ferumoxytol in iron replacement therapy for chronic kidney disease patients whether or not on dialysis are currently ongoing and the company expects to submit a New Drug Application to the FDA in mid-2006.

About Advanced Magnetics
Advanced Magnetics, Inc. is a developer of superparamagnetic iron oxide nanoparticles used in pharmaceutical products.  As a leader in our field, we are dedicated to the development and commercialization of our proprietary nanoparticle technology for use in therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cardiovascular disease and cancer.  For more information about us, please visit our website at http://www.advancedmagnetics.com, the content of which is not part of this press release.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws.  Any statements contained in this press release that do not describe historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.  Such risks and uncertainties include the following: (1) the possibility that we may not be able to successfully complete the clinical development of ferumoxytol, one of our two products currently under development, or may not be able to complete the development in a timely manner, due to the timing of enrollment of patients in the Phase III studies, unexpected results from our clinical sites, inadequate performance by third-party service providers involved in the conduct of the clinical trials, deficiencies in the design or oversight by us of these studies, or any other factor causing a delay in or negatively affecting the results of the clinical studies for ferumoxytol;(2) the possibility that we may not be able to raise additional needed capital on terms and on a timeframe acceptable to us, if at all;(3) the possibility that the results of past ferumoxytol studies may not be replicated in future studies; (4) uncertainties surrounding the timing and results of FDA interactions regarding the clinical development of ferumoxytol; (5) the possibility that we may not be able to timely or cost-effectively resolve the questions raised by the FDA and satisfy the conditions specified for approval of Combidex, including the provision of additional data or the conduct of additional clinical trials to demonstrate the efficacy of Combidex; (6) uncertainties surrounding our ability to resolve final labeling for Combidex with the FDA; (7) uncertainties regarding market acceptance of Combidex; (8) uncertainties relating to third-party reimbursements to us or our partners for Combidex when patients are prescribed Combidex; (9) our reliance on a limited number of customers and our dependence on our collaborative relationships;   (10) the timing of recognition of deferred revenue which is affected by the performance of our obligations under our license agreements;(11) uncertainties relating to the cyclical nature of our product sales cycles;(12) uneven demand for our products by end users;(13) uncertainties relating to our ability to continue to operate at commercial scale in compliance with FDA regulations and other applicable manufacturing requirements when producing Combidex or ferumoxytol; (14) uncertainties relating to patents and proprietary rights and other risks identified in our Securities and Exchange Commission filings.  We caution readers not to place undue reliance on any forward-looking statements which speak only as of the date they are made.  We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

- financial table follows -

ADVANCED MAGNETICS, INC.

CONDENSED INCOME STATEMENT FOR THE THREE-MONTH AND SIX-MONTH
PERIODS ENDED MARCH 31, 2005

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004
Revenues	$612,491	$766,530	$1,634,755	$1,398,494
Costs and expenses	(4,017,268)	(1,382,375)	(7,651,462)	(2,965,124)
Other income*	68,942	49,844	131,760	59,929
Net income (loss)	$(3,335,835)	$(566,001)	$(5,884,947)	$(1,506,701)
Earnings (loss) per share, Basic and diluted	$(0.42)	$(0.07)	$(0.73)	$(0.19)
Weighted average shares outstanding, basic and diluted	8,028,954	7,793,161	8,006,929	7,780,707

* Other income consists of interest income.

BALANCE SHEET DATA

	3/31/05	9/30/04
Cash, cash equivalents and short-term investments*	$13,283,815	$14,334,278
Long-term investment**	$—	$4,768,159
Working capital	$11,243,335	$12,313,754
Total assets	$18,117,169	$23,810,611
Shareholders’ equity	$12,027,771	$17,546,455

*                    Short-term investment at 9/30/04 consists of a U.S. Treasury Bond with a maturity date of January 31, 2005.  Short-term investments at 3/31/05 consist of a U.S. Treasury Bill with a maturity date of May 5, 2005 and a U.S. Treasury Bond with a maturity date of February 15, 2006.

**             Long-term investment consists of a U.S. Treasury Bond with a maturity date of February 15, 2006.